Exhibit 10.18

March 28, 2022

By email: mmcfadden@alphacognition.com

Michael McFadden

Re:	Offer of Employment

Dear Michael,

Alpha Cognition USA Inc., a Texas corporation (the “Company”), which is a wholly owned subsidiary of Alpha Cognition Canada Inc., Inc., a British Columbia corporation (the “Parent”), which in turn is a wholly owned subsidiary of Alpha Cognition, Inc., a publicly traded British Columbia corporation (the “Public Company”), is pleased that you have accepted its offer of employment on the following terms:

1. Position. Your employment with the Company is effective as of April 15, 2021 (the “Starting Date”). During your employment with the Company hereunder (the “Term”), you shall serve the Company as its President and shall also serve as an officer and/or director of any affiliate of the Company as requested by the board of directors of the Company (the “Board”) from time to time, including serving as the President of the Parent and the President and Chief Executive Officer of the Public Company. If you cease to serve as President of the Company, you hereby agree to tender your resignation from the Board and any of the boards of directors or other similar governing bodies of any of the Company’s affiliates on which you serve as a director or in similar capacity at such time. In your capacity as the Company’s President, you will devote all of your business time, attention and energies to the tasks and duties of your position as assigned by the Board or otherwise normally associated with such position, and you will be expected to abide by all policies and procedures of the Company and its affiliates as in effect from time to time. While you are employed by the Company, you will not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company or otherwise interfere with the performance of your duties hereunder. By signing this agreement (this “Agreement”), you represent and confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company and its affiliates. As used in this Agreement and in the IANDA (as defined below), an “affiliate” of the Company means any person or entity that directly or indirectly controls, or is under common control with, or is controlled by, the Company, and “control” for this purpose (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting equity interests, by contract or otherwise). For the avoidance of doubt, both the Parent and the Public Company member are affiliates of the Company for purposes of this Agreement and the IANDA.

2. Cash Compensation.

(a) Salary. During the Term, the Company will pay you a salary at the annual rate of $500,000. All amounts payable hereunder shall be in accordance with the Company’s standard payroll schedule and subject to required tax withholding and other authorized deductions. No period of employment is implied by such payment period, nor shall it alter the “at will” nature of your employment as described below and herein. Your annual base salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. Your annual base salary as in effect from time to time is referred to herein as the “Base Salary.”

(b) Bonus. In addition to the Base Salary, during the Term, you will be eligible to be considered for an annual incentive cash bonus (the “Performance Bonus”) as described below. The Performance Bonus (if any) will be awarded based on objective and/or subjective criteria (“Target Goals”) established by the Compensation Committee of the Board (the “Compensation Committee”) on an annual basis and subject to approval of the Board. Your target Performance Bonus amount shall be 50% of your Base Salary (the “Target Bonus”). Any Performance Bonus for the fiscal year 2021 will be prorated, based on the number of days you are employed by the Company during such fiscal year after the Starting Date. Any Performance Bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year but will be contingent upon your continued employment through the applicable payment date. The Compensation Committee shall evaluate your performance relative to the Target Goals and make a recommendation as to the Performance Bonus, or portion thereof, to be paid to you, subject to approval of the Board. You hereby acknowledge and agree that nothing contained herein confers upon you any right to a Target Bonus, Performance Bonus or portion thereof with respect to any fiscal year, and that whether the Company pays you a Performance Bonus and the amount of any such Performance Bonus will be determined by the Board in its sole discretion.

3. Employee Benefits; Vacation; Expenses. As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefit plans made available by the Company from time to time to employees generally, subject to plan terms and generally applicable Company policies. In addition, you will be entitled to paid time off in accordance with the Company’s vacation and leave policies, as may be amended from time to time. The Company shall reimburse you for all reasonable travel and other business expenses incurred by you in the performance of your duties to the Company and its affiliates in accordance with the Company’s expense reimbursement policies as in effect from time to time.

4. Long-Term Incentive Compensation. As soon as practicable following the date of this Agreement, and subject to approval by the Board and the board of directors of the Public Company (the “Parent Board”), you will be granted a right to receive bonus based on the appreciation in the value of the common shares of the Public Company (the “Bonus Right”) pursuant to that certain Cash Bonus Policy of the Public Company to be established subject to ratification thereof by the Board and the Parent Board (the “Bonus Policy”). The Bonus Right will be subject, in all respects, to the terms of the Bonus Policy and the applicable grant agreement between you and the Public Company.

5. New Hire Grant. During the Term, and subject to approval by the Board and the Parent Board, you will be eligible to participate in that certain stock option plan of the Public Company to be established subject to ratification thereof by the Board and the Parent Board (the “Stock Option Plan”), including through the issuance of a new-hire grant of 2,000,000 stock options (the “New Hire Grant”) as soon as practicable following the date of this Agreement. The New Hire Grant will vest with respect to one quarter of the shares on the first anniversary of your Starting Date and thereafter will vest in equal monthly installments so that the New Hire Grant is fully vested on the third anniversary of your Starting Date, subject to your continued service through each vesting date. The New Hire Grant will be subject, in all respects, to the terms of the Stock Option Plan and the applicable grant agreement between you and the Public Company (the “Grant Agreement”), and to the extent of any conflict or inconsistency between this Agreement and the Stock Option Plan or the Grant Agreement, the terms of the Stock Option Plan or the Grant Agreement, as applicable, shall govern.

6. Certain Conditions. As a condition of employment with the Company hereunder, and to the extent not already provided to the Company, you will be required (a) to sign an Invention Assignment and Non-Disclosure Agreement (the “IANDA”), a copy of which is attached hereto as Exhibit A, which among other things, prohibits unauthorized use or disclosure of Company proprietary information; (b) to sign and return a satisfactory USCIS Form I-9 attached hereto as Exhibit B and provide sufficient documentation when you report to work establishing your employment eligibility in the United States of America as required by law (enclosed is a list of acceptable Form I-9 documentation); and (c) to provide satisfactory proof of your identity as required by law.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without advance notice or cause. Any contrary representations that may have been made to you are superseded by this Agreement. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Termination. Notwithstanding the “at will” nature of your employment with Company, should your employment with Company be terminated by the Company without Cause or by you for Good Reason (each as defined below), then you will be eligible to receive the following severance payments (collectively, the “Severance Payments”), subject to your compliance with the obligations set forth in the IANDA and your execution of a general release of claims in favor of the Company in such form and substance acceptable to the Company, which release becomes effective and irrevocable within 60 days following the date of termination (the “Termination Date”):

(a) Continued payment of your Base Salary at the rate in effect as of the Termination Date, but prorated as set forth in the table below, payable at regularly scheduled payroll dates during the first twelve (12) months following the Termination Date (the “Severance Period”):

Base Salary	Applicable Severance Period
100% of Base Salary	Months 1 through 6
50% of Base Salary	Months 7 through 9
25% of Base Salary	Months 10 through 12

(b) Additionally, you will receive an amount (the “Bonus Severance”) equal to the average of the Performance Bonus(es) actually paid to you with respect to each of the two most recent full fiscal years ending prior to the Termination Date, with such amount to be paid at the same time as a Performance Bonus (if any) would have been paid to you for the fiscal year in which the Termination Date occurs had you remained employed with the Company on such payment date; provided, that, in the event that fewer than two full fiscal years have lapsed as of the Termination Date such that you were eligible to receive any earned Performance Bonus for only one full fiscal year, then the Bonus Severance shall be equal to the amount of any Performance Bonus actually paid to you in respect of such fiscal year; provided, further, that, in the event that no full fiscal year has lapsed as of the Termination Date such that you were not eligible to receive any earned Performance Bonus for any full fiscal year, then no Bonus Severance shall be paid to you.1

(c) Any stock options granted to you that have vested and remain outstanding as of the Termination Date shall remain exercisable as provided in the applicable Grant Agreement; however, any outstanding stock options that have not vested as of the Termination Date shall be forfeited immediately upon the Termination Date without any consideration due therefor.

Notwithstanding anything herein to the contrary, any Severance Payments that would otherwise be paid within 60 days following the Termination Date will instead be paid in a single lump sum on the Company’s first regular payroll date occurring more than 60 days after the Termination Date, with the remaining Severance Payments to be made on the original payment schedule.

For purposes of this Agreement, the Company shall have “Cause” to terminate you upon the occurrence of any of the following: (i) any material breach of the provisions of this Agreement by you which continues for more than 10 days after notice to you by the Company, (ii) misconduct in the performance, or the non- performance, of your material duties and responsibilities hereunder which continues for more than 10 days after written notice to you by the Company, (iii) the appropriation (or attempted appropriation) of a business opportunity of the Company or any of its affiliates, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company or any of its affiliates, (iv) the misappropriation (or attempted misappropriation) of any of the Company’s or any of its affiliates’ funds or property, (v) persistent failure to abide by reasonable rules and regulations governing the transaction of business of the Company or any of its affiliates as the Company may from time to time approve, (vi) the commission of a felony or other crime involving moral turpitude or the commission of any other crime, act or omission involving embezzlement, misconduct, dishonesty, disloyalty, bribery, fraud or breach of fiduciary duty, or (vii) your death or Disability. Disability shall occur if you are rendered incapable because of physical or mental illness of satisfactorily discharging your duties and responsibilities under this Agreement for a period of 90 consecutive days or 180 days in any 12-month period and a duly qualified physician chosen by Company so certifies in writing.

For purposes of this Agreement, you shall have “Good Reason” within ninety (90) days of the occurrence of any of the following: (x) a reduction by the Company of your Base Salary that is then in effect (other than a reduction that is applied consistently to all of the Company’s senior executives); (y) a relocation, without your consent, of your principal place of employment to any location outside a 100 mile radius of the location from which you served the Company immediately prior to the relocation or (z) willful and material breach of the provisions of this Agreement by the Company which continues for more than ten (10) days after notice to the Company by you. Notwithstanding the foregoing, you may not resign your employment for Good Reason unless you provided the Company with a written notice at least 30 days prior to the Termination Date (which 30 days shall count against the 90-day period above) and the Company has not cured the breach within such 30-day period.

9. Change of Control. If any of the following events (each a “Change of Control Event”) occur in connection with the Public Company:

(a) the completion of a transaction for the consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Public Company as a result of which the holders of Public Company common shares (the “Public Company Shares”) prior to the completion of the transaction hold or beneficially own, directly or indirectly, less than 50% of the outstanding Public Company Shares of the successor corporation after completion of the transaction;

(b) the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets of the Public Company and/or any of its subsidiaries to any other person or entity, other than a disposition to a wholly-owned subsidiary in the course of a reorganization of the assets of the Public Company and its subsidiaries. For the purposes of the foregoing, the sale, lease, exchange or other disposition of greater than 50% of such assets will be deemed to constitute all or substantially all of the assets;

(c) a resolution is duly adopted by the shareholders of the Public Company to wind- up, dissolve or liquidate the Public Company;

(d) an acquisition by any person, entity or group of persons or entities acting jointly or in concert of beneficial ownership of more than 50% of the Public Company Shares; or

(e) the individuals who were nominated by management of the Public Company to act as directors on the board of the Public Company in connection with the most recent meeting of the shareholders of the Public Company at which such elections were held (the “Included Public Company Directors”), do not for any reason constitute at least a majority of the board as at the conclusion of any subsequent meeting of Public Company shareholders or at any time prior to such subsequent meeting as evidenced by regulatory filings, provided that any director appointed by board resolution where no less than a majority of directors voting on or consenting to such resolution are Included Public Company Directors who vote in favour of such appointment, shall upon such appointment be an Included Public Company Director, then you will receive: (i) a cash payment equal to the Base Salary; (ii) the full Target Bonus payable in cash immediately, irrespective of whether the Target Goals have been met; and (iii) continuation of your comprehensive healthcare benefits for twelve (12) months from the date of the Change of Control Event.

10. Tax Matters.

(a) Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or any of its affiliates or the board of directors of any of the foregoing related to tax liabilities arising from your compensation.

11. Interpretation, Amendment and Enforcement. This Agreement, together with Exhibit A hereto, supersedes and replaces any prior or contemporaneous agreements, representations, communications or understandings (whether written, oral, implied or otherwise) between you and the Company concerning the subject matter hereof (including, without limitation, any term sheet and the letter agreement, dated February 22, 2021, between you and the Company (the “Prior Agreement”)) and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. By signing this Agreement, you expressly acknowledge and agree that, effective as of the Starting Date, the Prior Agreement is hereby terminated and neither the Company or any of its affiliates nor you shall have any rights, liabilities or obligations thereunder. This Agreement may not be amended or modified, and no breach shall be deemed to be waived, except by an express written agreement signed by both you and a duly authorized officer of the Company (other than you). The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company or any of its affiliates, or the termination thereof (a “Dispute”) will be governed by the laws of the State of Texas, excluding laws relating to conflicts or choice of law. Subject to Section 11, any Dispute that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Texas (or, if appropriate, a federal court located within the State of Texas), and the Company and you each consent to the jurisdiction of such a court.

12. Dispute Resolution. If a Dispute arises between you and the Company relating to this Agreement, both you and the Company agree to adhere to the following procedure prior to pursuing other available remedies.

(a) Within fifteen (15) days of written notice of Dispute (directed to the Board on behalf of the Company), a meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute.

(b) If, within thirty (30) days after such meeting, a resolution of the Dispute has not been negotiated, you and the Company agree to submit the Dispute to mediation in accordance with Texas Arbitration Dispute Resolution Act (Texas Practice and Remedies Code, Chapter 154) unless otherwise mutually agreed. Each party shall pay its own legal and other costs relating to the mediation regardless of the outcome of the mediation.

(c) The parties will jointly appoint a mutually acceptable mediator, and agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days. If the parties are not successful in resolving the Dispute through the mediation, then the parties may agree to submit the matter to binding arbitration or a private adjudicator, or, upon ten (10) days written notice to the other party, either party may seek an adjudicated resolution through the appropriate court in the state of Texas.

(d) This provision as it relates to binding arbitration does not apply to claims (a) for workers’ compensation benefits or unemployment insurance benefits and other claims that cannot be arbitrated as a matter of law or (b) concerning the ownership, validity, infringement, misappropriation, disclosure, misuse or enforceability of any confidential information, patent right, copyright, mask work, trademark or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the IANDA between you and the Company). Further, notwithstanding this agreement to mediate or arbitrate, you and the Company agree that either party may seek provisional remedies such as a temporary restraining order or a preliminary injunction from a court of competent jurisdiction in aid of mediation or arbitration, including, for example, provisional remedies to enforce the restrictive covenants set forth in the IANDA.

13. Binding Effect; Successors.

(a) This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns, but the Company may assign this Agreement only (i) to an affiliate or (ii) pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company; and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

(b) This Agreement is personal to you and shall not be assignable by you without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

14. Notices. All notices hereunder must be in writing and shall be deemed to have given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) a nationally recognized overnight courier service (against a receipt therefor) or (c) electronic communication sent to the electronic mail (email) address specified by the receiving party with “LEGAL NOTICE” in the subject line and confirmation of delivery. All such notices must be addressed as follows:

Michael McFadden:

Michael McFadden

Alpha Cognition USA

5605 FM 423

Ste 500, PMB #325

Frisco, TX 75036

Alpha Cognition, Inc:

301 – 1228 Hamilton St

Vancouver B.C. V6B 6L2

Attn: Chairman of the Board:

Email Address: Len Mertz - lenmertz@mertzholdings.com

with a copy to the company lawyers:

Morton Law LLP

1200 - 750 West Pender Street, Vancouver, BC, Canada, V6C 2T8

Attn: Edward Mayerhofer

Email Address: elm@mortonlaw.ca

Notices sent by email shall be promptly followed by hand or nationally recognized courier service delivery.

15. Section 409A of the Internal Revenue Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), to the extent applicable, and the parties hereto agree to interpret this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. To the maximum extent possible, any severance owed under this Agreement shall be construed to fit within the “short-term deferral rule” under Code Section 409A and/or the “two times two year” involuntary separation pay exception under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, if you are a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after your “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement (i) shall not be paid (or commence) during the six-month period immediately following you separation from service and (ii) shall instead be paid to you in a lump-sum cash payment on the earlier of (A) the first regular payroll date of the seventh month following your separation from service or (B) the 10th business day following your death (but not earlier than such payment would have been made absent such death). If your termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of your employment and which are subject to Code Section 409A shall not be paid until you have experienced a “separation from service” within the meaning of Code Section 409A. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which you are entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Notwithstanding anything herein to the contrary, neither the Company nor any of its affiliates shall have any liability to you or to any other person or entity if this Agreement is, or if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are, not so exempt or compliant. Each payment payable hereunder shall be treated as a separate payment in a series of payments within the meaning of, and for purposes of, Code Section 409A.

16. Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, you and the Company intend for any court construing the terms and provisions of this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision of this Agreement, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

17. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

18. Remedies Not Exclusive. No remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

19. Non-disparagement. During the Term and at all times thereafter, you shall not, directly or through any other person or entity, make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign (a) the Company, the Parent, the Public Company or any subsidiary or other affiliate of any of the foregoing, (b) any of the businesses, activities, operations, affairs, reputations or prospects of any of the persons or entities described in clause (a), or (c) any of the officers, employees, directors, managers, partners (general and limited), agents, members or shareholders of any of the persons or entities described in any of clauses (a) or (b). For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a person or entity if such statement could be reasonably construed to adversely affect the opinion any other person or entity may have or form of such first person or entity. No obligation under this Section 18 shall be violated by truthful statements (i) made to any governmental authority, or (ii) which are in connection with legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).2

20. Survival. Following the Termination Date, each party shall have the right to enforce all rights, and shall be bound by all obligations, of such party that are continuing rights and obligations under this Agreement. Without limiting the generality of the foregoing, the rights and obligations of you and the Company contained in the IANDA and in Section 18 of this Agreement shall survive termination of the Term, your employment with the Company and this Agreement in accordance with their terms.

21. Legal Fees and Expenses. In the event of any legal action or contest instituted by you or the Company to enforce any provisions of this Agreement, the losing party shall be responsible for reimbursing the prevailing party for all legal expenses and fees reasonably incurred by the prevailing party in such action.

22. Independent Legal Advice. The Parties have each had the opportunity to receive legal advice in connection with the execution of this Agreement and each party has either received such legal advice as such party has deemed necessary or such party has waived the right to such legal advice.

23. Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, each of which is deemed an original and together they constitute one and the same instrument, and/or by facsimile, electronic, digital or comparable signature, which shall be deemed to be effective as an original manual signature. An executed Agreement may also be transmitted via facsimile or electronic means,

We are pleased that you have accepted our offer to join the Company. If the terms and conditions set forth in this Agreement conform with your understanding of your employment terms, then please indicate your agreement by signing and dating both this Agreement and the enclosed IANDA and returning them to me. Please retain a copy of this Agreement and IANDA for your records.

Very truly yours,

Alpha Cognition USA Inc.

By:	/s/ Phillip Mertz, Director
Phillip Mertz, Director

Alpha Cognition Inc.

By:	/s/ Len Mertz, Director
Len Mertz, Director

I have read and do hereby agree and accept these terms of employment:

By:	/s/ Michael McFadden
Michael McFadden

Dated: 6/14/2022

Attachment

Exhibit A: Invention Assignment and Non-Disclosure Agreement

Exhibit B: Form I-9

EXHIBIT A

INVENTION ASSIGNMENT AND NON-DISCLOSURE AGREEMENT

THIS INVENTION ASSIGNMENT AND NON-DISCLOSURE AGREEMENT (the “Agreement”) is made by and between Alpha Cognition USA Inc. (the “Company”), and Michael McFadden (“Employee”). For the avoidance of doubt, all references herein to affiliates of the Company shall be deemed to include all subsidiaries, parents and other affiliates of the Company, including, without limitation, Alpha Cognition Canada Inc., a direct parent of the Company (the “Parent”), and Alpha Cognition, Inc., an indirect parent of the Company (the “Public Company”). The Public Company and its direct and indirect subsidiaries (including the Company and the Parent) are referred to herein collectively as the “Company Group”.

The Company and Employee agree as follows:

1. Condition of Employment. Employee acknowledges that his employment and/or the continuance of that employment with the Company, the bonus or other monetary consideration that Employee will receive at the commencement of his employment and/or in connection with entering into this Agreement, and any options, restricted stock, restricted stock units and other stock-based awards granted at any time to Employee as part of such consideration are contingent upon his agreement to sign and adhere to the provisions of this Agreement. Employee further acknowledges that protection of the Company’s and its affiliates’ proprietary and confidential information is critical to the survival and success of the Company’s and its affiliates’ business because of the nature of the Company’s and its affiliates’ business. This Agreement is intended to protect the Company’s business (including that of its subsidiaries and affiliates) without unreasonably restricting Employee’s ability to work elsewhere if his employment with the Company ends. This Agreement will become effective on the earliest of: (a) the date of Employee’s signature below, (b) the first day of Employee’s employment by the Company, or (c) the first day on which the Company discloses Proprietary Information to Employee. Employee’s obligations under this Agreement will continue even after his employment with the Company has ended, whether in circumstances of voluntary or involuntary termination of employment, and regardless of whether additional severance compensation is paid by the Company.

2. Proprietary and Confidential Information. Employee agrees that all non-public information and know-how, whether or not in writing, of a private, secret or confidential nature, relating to the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests, research and development or financial affairs (collectively, “Proprietary Information”) encountered by Employee in the course of or as a result of his relationship with the Company is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company, and shall include Developments, as defined below. Employee will not disclose any Proprietary Information to any person or entity (other than in the proper performance of his duties as an employee and/or director of any member of the Company Group) without written approval by the Board (excluding Employee), either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge through voluntary public disclosure by someone who had the right to make such a disclosure. While employed by or otherwise performing services for any member of the Company Group, Employee will use Employee’s best efforts to prevent unauthorized use, publication or disclosure of any of the Proprietary Information.

(a) Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, passwords, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company (or any person or entity designated by the Company) to be used by Employee only in the performance of his duties for the Company Group and shall not be copied or removed from the Company’s or any of its affiliates’ premises except in the reasonable pursuit of the business of the Company and its affiliates. All such materials or copies of such materials and all tangible property of the Company and its affiliates in the custody or possession of Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, Employee shall not retain any such materials or copies of such materials, including but not limited to electronic copies, or any such tangible property. For purposes of clarity, Employee agrees to disclose to the Company, upon the earlier of a request by the Company or termination of his employment, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information of the Company or any of its affiliates which Employee has password-protected on any computer equipment, network or system.

(b) Employee agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and his obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property encountered by Employee in the course of or as a result of his relationship with the Company or customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted such information and materials to the Company or to Employee.

(c) However, in the event that Employee (i) is required, by court or administrative or regulatory order, or any governmental regulator with jurisdiction over Employee, to disclose any portion of the Proprietary Information or (ii) is asked to or seeks to enter into evidence or otherwise voluntarily disclose in any administrative, judicial, quasi-judicial or arbitral proceeding, any portion of the Proprietary Information, Employee shall provide the Company with prompt written notice of any such request or requirement prior to the disclosure of Proprietary Information, so the Company may, at the Company’s expense, seek a protective order or other appropriate remedy to prohibit or to limit such disclosure. If, in the absence of a protective order, Employee is nonetheless compelled to disclose any Proprietary Information, Employee shall as soon as practicable thereafter advise the Company of the Proprietary Information so disclosed and the persons to whom it was so disclosed, and thereafter, may disclose only such portions of the Proprietary Information that are legally required to be disclosed.

(d) The Company provides notice to Employee that pursuant to the United States Defend Trade Secrets Act of 2016:

(i) An individual will not be held criminally or civilly liable under any United States federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(ii) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(e) In addition, this Agreement does not prohibit Employee from participating in or cooperating with any government investigation or proceeding, nor does this Agreement restrict Employee from disclosing Proprietary Information to government agencies in a reasonable manner when permitted by applicable state or federal “whistleblower” or other laws.

3. Developments.

(a) Employee will, except as expressly provided in paragraph 3(d), make full and prompt disclosure to the Company of: all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, (i) which have been created, made, conceived or reduced to practice by Employee or under his direction or jointly with others prior to the date hereof and which are potentially competitive with, or relate directly or indirectly to, the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests or research and development, (ii) which are created, made, conceived or reduced to practice by him/her or under his direction or jointly with others during his employment by or other service with any member of the Company Group, whether or not during normal working hours or on the premises of the Company, or (iii) which are created, made, conceived or reduced to practice by him or under his direction or jointly with others using or based on knowledge of the Company’s or any of its affiliates’ tools, devices, equipment or Proprietary Information (all of which are collectively referred to in this Agreement as “Developments”).

(b) Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 3(b) shall not apply to Developments (described in clauses 3(a)(ii) and 3(a)(iii) above) which are not potentially competitive with, and do not relate directly or indirectly to, the Company’s (including its subsidiaries’ and affiliates’) actual or anticipated business, products, interests or research and development at the time such Development is created, made, conceived or reduced to practice, and which are made and conceived by Employee not during normal working hours, not on the Company’s or any of its affiliates’ premises and not using or based on knowledge of the Company’s or any of its affiliates’ tools, devices, equipment or Proprietary Information. Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. Employee also hereby waives all claims to moral rights in any Developments.

(c) To preclude any possible uncertainty concerning the ownership of Developments, Employee agrees to provide to the Company a complete written list of any Developments that Employee considers to be his property or the property of a third party and that Employee and the Company agree shall be excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any Prior Invention would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee is not to fully describe such Prior Inventions, but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such invention has not been made for that reason. Employee shall also list all patents and patent applications in which Employee is named as an inventor, other than those which have been assigned to the Company. If no such disclosure is provided on or before the start of Employee’s employment by the Company, Employee represents that there are no Prior Inventions.

(d) Employee agrees to cooperate fully with the Company (or any person or entity designated by the Company), both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company (or any person or entity designated by the Company) may deem necessary or desirable in order to protect its rights and interests in any Development. Employee will not seek additional compensation or reimbursement from the Company or any of its affiliates for time spent complying with these obligations. Employee further agrees that if the Company (or any person or entity designated by the Company) is unable, after reasonable effort, to secure the signature of Employee on any such papers, the Company and its duly authorized officers and designees shall be entitled to execute any such papers as the agent and the attorney-in-fact of Employee, and Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and designees as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as may be deemed necessary or desirable in order to protect the Company’s or its designees’ rights and interests in any Development, under the conditions described in this sentence.

4. Non-Competition During Employment. While Employee is employed by or otherwise performing services for any member of the Company Group, and for a period of one year after the termination or cessation of such employment or services for any reason, Employee will not directly or indirectly engage or assist others in engaging in any Competing Organization (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company). The term “Competing Organization” means any person, entity or organization engaged in, or anticipated to become engaged in, research on or the acquisition, development, production, distribution, marketing, or providing of a product, process or service that competes or is reasonably expected to compete with a material product, process or service in existence or being developed or anticipated to be developed by any member of the Company Group.

5. Non-Solicitation. While Employee is employed by or otherwise performing services for any member of the Company Group and for a period of one year after the termination or cessation of such employment or services for any reason, Employee will not directly or indirectly:

(a) Either alone or in association with others solicit, induce or attempt to induce, any employee or independent contractor of any member of the Company Group to terminate his or her employment or other engagement with any member of the Company Group or any person who was employed or otherwise engaged by any member of the Company Group at any time during the term of Employee’s employment with the Company; provided, that this shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with any member of the Company Group has been terminated (A) for a period of six months or longer or (B) by any member of the Company Group for reasons other than cause. However, this paragraph 5(a) shall not apply to (x) general advertising or solicitation not specifically targeted at any member of the Company Group, its employees or independent contractors, (y) Employee serving as a reference, upon request, for any employee or independent contractor of any member of the Company Group, and (z) actions taken by any person or entity with which Employee is associated if Employee is not personally involved in any manner in the hiring, recruitment, solicitation or engagement of any such individual (including but not limited to identifying any such individual for hiring, recruitment, solicitation or engagement).

(b) If Employee violates the provisions of any of the preceding paragraphs of this Section 5, Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of one year has expired without any violation of such provisions.

6. Third Parties; Other Agreements. Employee represents that, except as Employee has disclosed in writing to the Company, Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. Employee further represents that his performance of all the terms of this Agreement and the performance of his duties as an employee and/or director of any member of the Company Group do not and will not conflict with or breach any agreement with any prior employer or other party to which Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that Employee has not and will not disclose to the Company or any of its affiliates, bring onto the Company’s or any of its affiliates’ premises, or use or induce the Company or any of its affiliates to use, any confidential or proprietary information or material belonging to any previous employer or others.

7. United States Government Obligations. Employee acknowledges that the Company or any of its affiliates from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company or any of its affiliates regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions that are made known to Employee and to take all action necessary to discharge the obligations binding the Company or any of its affiliates under such agreements.

8. Miscellaneous.

(a) Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and its affiliates and are considered by Employee to be reasonable for such purpose. Employee agrees that any breach of this Agreement is likely to cause the Company and its affiliates substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, Employee agrees that the Company and its affiliates, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement, without having to post bond, and Employee hereby waives the adequacy of monetary damages or other remedy at law as a defense to such relief.

(b) Disclosure of this Agreement. Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and Employee’s continuing obligations to the Company pursuant to this Agreement.

(c) No Employment Contract and No License. Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his employment for any period of time and does not change the at-will nature of his employment. Employee further acknowledges that no license to any of the Company’s or any of its affiliates’ trademarks, patents, copyrights or other proprietary rights is either granted or implied by Employee’s access to and utilization of the Proprietary Information or Developments.

(d) Successors and Assigns. This Agreement is binding on Employee and his heirs, executors and administrators, and is for the benefit of the Company and its affiliates and their respective successors and assigns. The Company may designate affiliates and/or subsidiaries of the Company to have the same rights as the Company under this Agreement, and any obligation owed to the Company under this Agreement shall be owed to such an affiliate or subsidiary in the same manner as they are owed to the Company.

(e) Severability. The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the covenants set forth herein be reasonable in both duration and geographic scope and in all other respects. Employee agrees that the covenants set forth herein, including, without limitation, the duration, geographic scope and activity restrictions of each restriction, are reasonable in light of Employee’s position. However, if for any reason any court of competent jurisdiction shall find any provision of this Agreement unreasonable in duration or geographic scope or otherwise, it is the intention of the parties hereto that the restrictions and prohibitions contained therein shall be modified by the court to be effective to the fullest extent allowed under applicable law in such jurisdiction.

(f) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (but without reference to provisions concerning the conflicts of laws). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Texas (or, if appropriate, a federal court located within the State of Texas), and the Company and Employee each consents to the jurisdiction of such a court.

(h) Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by Employee and the Company. Employee agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(i) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

[Signature page follows]

EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

Alpha Cognition USA Inc.			Michael McFadden

By:	/s/ Phillip Mertz		By:	/s/ Michael McFadden
	Name:	Phillip Mertz
Title:

Date:6/15/2022			Date:6/14/2022

EXHIBIT B

USCIS FORM I-9

Form I-9.pdf